Exhibit 19.2

                                  July 29, 1997

Michael Laybourn
Norman Franks
Mendocino Brewing Company, Inc.
13351 South Highway 101
Hopland, California 95449

         This letter confirms our agreement as follows. The UB Group ("UB") will today advance an additional $114,000 to Mendocino Brewing Company, Inc.
("Mendocino"). This advance, together with the $250,000 advance on June 27, 1997, shall be deemed to be an additional "refundable deposit" and shall, together with the original $250,000 deposit, be entitled to the benefits of and subject to the terms and conditions relating to the "refundable deposit" and the "deposit" under the Letter of Intent, the Refundable Deposit Agreement, and the Laybourn Pledge Agreement and the Franks Pledge Agreement (collectively, the "Agreements").

         As previously agreed, the No-Shop clause in the Letter of Intent shall be extended through August 31, 1997. The Agreements remain in full force and effect.

         Please indicate your agreement by signing below.

                                 Very truly yours,



                                 /s/ O'Neil Nalavadi
                                 ---------------------------
                                 for the UB Group

Agreed to this 29th of July, 1997

MENDOCINO BREWING COMPANY, INC.


/s/ Michael Laybourn
-----------------------------
Michael Laybourn
Chairman of the Board


/s/ Michael Laybourn
-----------------------------
Michael Laybourn


/s/ Norman Franks
-----------------------------
Norman Franks